Exhibit 99.1

For Immediate Release

Danka Announces Hiring of Chief Financial Officer

- Services and software industry veteran to join company on August 1, 2005 -

ST. PETERSBURG, FLORIDA (July 5, 2005) – Danka Business Systems PLC (NASDAQ: DANKY) today announced that Edward K. Quibell will join the company as Chief Financial Officer on August 1, 2005. He joins Danka from Manhattan Associates, Inc. (NASDAQ:MANH)a global leader in supply chain solutions, where he has held positions as Chief Financial Officer, and Senior Vice President M&A and Business Process Improvement. Mr. Quibell, a veteran of the services and software industries, brings a broad background of financial and operational experience to Danka. Mr. Quibell has had an extensive career in both senior financial and senior operational positions working with established, as well as start-up companies in the U.S., Europe and Australia, including First Data Corporation, CoreNet Services Inc., NCR Information Imaging, and the RTZ Corporation.

“I am very excited to have Ed join Danka,” said Todd Mavis Danka’s Chief Executive Officer, “we were looking for someone with demonstrated CFO leadership skills, relevant knowledge of compliance requirements and extensive international experience. Ed meets all of these objectives. I am particularly enthusiastic about Ed’s operational background in the services and software areas since these are both growth opportunities for Danka.”

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0154

July 5, 2005

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

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